As filed with the Securities and Exchange Commission on June 6, 2016

Registration No. 333-205564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT UNDER THE SECURITIES ACT OF 1933

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WestRock Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	47-3335141 (I.R.S. Employer Identification No.)

501 South 5th Street Richmond, VA (Address of Principal Executive Offices)	23219 (Zip Code)

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MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for

Bargained Hourly Employees

(Full title of the plan)

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Robert B. McIntosh

Executive Vice President, General Counsel and Secretary

WestRock Company

501 South 5th Street

Richmond, VA 23219

(Name and address of agent for service)

(804) 444-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

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EXPLANATORY NOTE

WestRock Company (the "Company") is filing this post-effective amendment no. 1 (this "Post-Effective Amendment") to deregister certain securities originally registered by the registration statement on Form S-8 (File No. 333-205564) (the "Registration Statement") filed with the Securities and Exchange Commission on July 8, 2015. The Registration Statement registered an aggregate of 25,745,463 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”), an indeterminate amount of plan participation interests to be offered or sold pursuant to the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Bargained Hourly Employees (the “Plan”) and an aggregate of $170,000,000 of deferred compensation obligations pursuant to the terms of the MeadWestvaco Corporation Deferred Income Plan and the RockTenn Supplemental Retirement Savings Plan.

Participants in the Plan can no longer contribute or reallocate their funds to purchase shares of Common Stock under the Plan. Consequently, by filing this Post-Effective Amendment, the Company hereby removes from registration all participation interests that were registered to be offered or sold pursuant to the Plan and all of the 468,000 shares of Common Stock that were registered in connection with the Plan, in each case, that are unsold or otherwise unissued as of the date hereof. No other shares of Common Stock registered pursuant to the Registration Statement and no deferred compensation obligations registered pursuant to the Registration Statement are being deregistered pursuant to this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on June 6, 2016. The following person is signing this Post-Effective Amendment on behalf of the Registrant in reliance upon Rule 478 under the Securities Act.

WESTROCK COMPANY (Company)

By	/s/ Robert B. McIntosh
Name:	Robert B. McIntosh
Title:	Executive Vice President, General Counsel and Secretary